Tango Therapeutics Reports Second Quarter 2022 Financial Results

and Provides Business Highlights

– Patients with MTAP-deleted solid tumors being actively enrolled in ongoing Phase 1/2 trial of TNG908, an MTA-cooperative PRMT5 inhibitor –

– Received Orphan Drug Designation in US for the treatment of malignant peripheral nerve sheath tumors with TNG908 –

CAMBRIDGE, Mass. – August 10, 2022 – Tango Therapeutics, Inc. (NASDAQ: TNGX), a biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, reported its financial results for the second quarter ended June 30, 2022 and provided business highlights.

“We are continuing to advance our lead MTA-cooperative PRMT5 inhibitor program, TNG908, as we actively enroll patients with MTAP-deleted solid tumors in an ongoing Phase 1/2 trial,” said Barbara Weber, M.D., President and Chief Executive Officer of Tango Therapeutics. “Receiving Orphan Drug Designation for TNG908 highlights the unmet need for novel therapies that may improve outcomes for patients with MPNST. We continue to progress IND-enabling studies of TNG462, our next-generation PRMT5 inhibitor, and TNG260, a small molecule inhibitor that reverses the immune evasion effect of STK11 mutations, as we advance both programs towards IND submission in the first half of 2023.”

Recent Business Highlights

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TNG908 Phase 1/2 clinical trial ongoing in patients with MTAP-deleted solid tumors; TNG908 received Orphan Drug Designation (ODD): Patients are actively being enrolled in the ongoing Phase 1/2 trial of TNG908. The Company expects to have initial safety and efficacy data in the 1H 2023.

The U.S. Food and Drug Administration (FDA) granted ODD to TNG908 for the treatment of malignant peripheral nerve sheath tumors (MPNST). The FDA's Orphan Drug Designation is granted to investigational therapies addressing rare medical diseases or conditions that affect fewer than 200,000 people in the United States. This designation provides for a seven-year marketing exclusivity period upon regulatory approval, as well as certain incentives, including federal grants and tax credits.

TNG908 is an MTA-cooperative small molecule inhibitor of protein arginine methyltransferase 5 (PRMT5) designed to selectively kill cancer cells with methylthioadenosine phosphorylase (MTAP) deletions. MTAP deletions occur in approximately 10% - 15% of all human cancers, including non-small cell lung cancer, mesothelioma, cholangiocarcinoma and glioblastoma.

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TNG462, a next-generation MTA-cooperative PRMT5 inhibitor, declared as a development candidate in 2Q 2022: In May 2022, the Company disclosed TNG462, a next-generation PRMT5 inhibitor, is 45-fold more potent in cells with MTAP deletions than those without and induces deep tumor regressions in preclinical models of multiple cancer types. The Company plans to file an IND for TNG462 in the first half of 2023. The clinical development path for TNG462 is expected to be similar to TNG908, evaluating safety and efficacy in multiple tumor types in a Phase 1/2 clinical trial. Unlike TNG908, glioblastoma will be excluded from the clinical trial as TNG462 does not cross the blood-brain barrier in preclinical non-human primate models.

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TNG260, a small molecule inhibitor that reverses the immune evasion effect of STK11 mutations, declared as a development candidate in 2Q 2022: Also previously disclosed by the Company, TNG260 was declared a development candidate in the second quarter of 2022. TNG260 inhibits Target 3, an undisclosed synthetic lethal target that reverses the immune evasion effect of serine-threonine kinase 11 (STK11) loss-of-function mutations in cancer models. The Company expects to file an IND for this program in the first half of 2023. STK11 mutations occur in approximately 15% of non-small cell lung cancers, 15% of cervical cancers, 10% carcinoma of unknown primary, 5% of breast cancers and 3% of pancreatic cancers.

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Preclinical data on the Tango discovery platform, a USP1 inhibitor program and TNG908 presented at 2022 American Association for Cancer Research (AACR) Annual Meeting. In April, the Company presented three posters at the 2022 AACR Annual Meeting. The posters highlight the potential applicability of synthetic lethal drugs targeting across a range of cancer types, including with TNG908 and the USP1 (ubiquitin-specific protease 1) program.

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TNGX added to the Russell 2000®, 3000® and Microcap® Indexes. In June 2022, as part of the Russell indexes annual reconstitution, Tango was added to the Russell 2000®, 3000® and Microcap® Indexes.

Financial Results

As of June 30, 2022, the Company held $416.4 million in cash, cash equivalents and marketable securities.

Collaboration revenue was $5.8 million for the three months ended June 30, 2022, compared to $7.2 million for the same period in 2021, and $11.5 million for the six months ending on June 30, 2022 compared to $13.5 million for the same period in 2021. The decrease was due to lower research costs incurred under the Gilead collaboration during the three and six months ended June 30, 2022 resulting in lower collaboration revenue recognized.

License revenue was $0 for both the three and six months ended June 30, 2022, compared to $11.0 million for both the three and six months ended June 30, 2021. The decrease of $11.0 million is primarily due to Gilead licensing a program for $11.0 million during the second quarter of 2021.

Research and development expenses were $23.7 million for the three months ended June 30, 2022, compared to $19.1 million for the same period in 2021, and $48.1 million for the six months ending on June 30, 2022 compared to $34.1 million for the same period in 2021. The change is primarily due to increased spend relating to the advancement of the TNG462 and TNG260 programs and personnel-related costs.

General and administrative expenses were $7.2 million for the three months ended June 30, 2022, compared to $3.6 million for the same period in 2021, and $14.0 million for the six months ending on June 30, 2022 compared to $7.1 million for the same period in 2021. The change was primarily due to increases in personnel-related costs.

Net loss for the three months ended June 30, 2022 was $24.9 million, or $ 0.28 per share, compared to a net loss of $4.5 million, or $0.09 per share, in the same period in 2021. Net loss for the six months ended June 30, 2022 was $50.1 million, or $0.57 per share, compared to a net loss of $16.6 million, or $0.37 per share, in the same period in 2021.

About Tango Therapeutics

Tango Therapeutics is a biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. This includes expanding the universe of precision oncology targets into novel areas such as tumor suppressor gene loss and their contribution to the ability of cancer cells to evade immune cell killing. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events, Tango’s future operating performance and goals, the anticipated benefits of therapies and combination therapies (that include a Tango pipeline product), expectations, beliefs and development objectives for Tango’s product pipeline and clinical trials. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, statements concerning the following include or constitute forward-looking statements: patients being actively enrolled in the TNG908 Phase 1/2 clinical trial; the Company remains confident in its ability to advance its programs through the clinic; the Company is continuing to successfully advance the lead PRMT5 inhibitor program; the Company expects to have initial safety and efficacy data in connection with the TNG908 Phase 1/2 clinical trial in the 1H 2023; Tango expects to advance TNG462 and TNG260 towards IND submission in the first half of 2023; the Company plans to file an INDs for TNG462 and TNG260 in the first half of 2023; the clinical development path for TNG462 is expected to be similar to TNG908; the indications expected to be included in Company clinical trials; the potential applicability of synthetic lethal drugs targeting across a range of cancer types, including TNG908 and the USP1 program; expectations regarding progressing Company development candidates in 2022 and beyond; the expected benefits of TNG908 and the Company's other development candidates and other product candidates; and the expected timing of: (i) development candidate declaration for certain targets, (ii) initiating IND-enabling studies; (iii) filing INDs; (iv) clinical trial initiation and (v) disclosing initial and final clinical trial results. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: Tango has limited experience conducting clinical trials (and will rely on a third party to operate the clinical trial for TNG908) and may not be able to commence the clinical trial (including opening clinical trial sites and enrolling and dosing an adequate number of clinical trial participants) when expected and may not generate results (including final or initial safety and efficacy data) in the anticipated timeframe (or at all); benefits of product candidates seen in preclinical analyses may not be evident when tested in clinical trials or when used in broader patient populations (if approved for commercial sale); the benefits of Tango pipeline products, development candidates and potential combination therapies that are seen in pre-clinical experiments may not be present in clinical trials or in use commercially or may not be safe and/or effective in humans; Tango has a limited operating history and has not generated any revenue to date from drug sales, and may never become profitable; the Company may not be able to identify development candidates on the schedule it anticipates due to technical, financial or other reasons; the Company may not be able to file INDs for development candidates on time, or at all, due to technical or financial reasons or otherwise; the Company may utilize cash resources more quickly than anticipated; Tango will need to raise capital in the future and if we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our development programs or future commercialization efforts; we may be unable to advance our preclinical development programs into and through the clinic for safety or efficacy reasons or commercialize our product candidates or we may experience significant delays in doing so as a result of factors beyond Tango’s control; the Company may not be able to realize the benefits of fast track designation (and such designation may not advance any anticipated approval timelines); Tango’s approach to the discovery and development of product candidates is novel and unproven, which makes it difficult to predict the time, cost of development, and likelihood of successfully developing any products; Tango may not identify or discover additional product candidates or may expend limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success; our products candidates may cause adverse or other undesirable side effects (or may not show requisite efficacy) that could, among other things, delay or prevent regulatory approval; our dependence on third parties for conducting clinical trials and producing drug product; our ability to obtain and maintain patent and other intellectual property protection for our technology and product candidates or the scope of intellectual property protection obtained is not sufficiently broad; and delays and other impacts on product development and clinical trials from the COVID-19 pandemic. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the SEC, including the risk factors referenced in Tango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as supplemented and/or modified by its most recent Quarterly Report on Form 10-Q. You should not place undue reliance on forward-looking statements in this presentation, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investor Contact:

Sam Martin/Andrew Vulis
Argot Partners
tango@argotpartners.com

Media Contact:

Joshua R. Mansbach

Argot Partners
tango@argotpartners.com

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Collaboration revenue	$5,771	$7,153	$11,529	$13,539
License revenue	-	11,000	-	11,000
Total revenue	$5,771	$18,153	$11,529	$24,539
Operating expenses:
Research and development	23,741	19,079	48,071	34,079
General and administrative	7,232	3,630	14,039	7,097
Total operating expenses	30,973	22,709	62,110	41,176
Loss from operations	(25,202)	(4,556)	(50,581)	(16,637)
Other income (expense):
Interest income	297	104	515	208
Other income (expense), net	50	(62)	3	(117)
Total other income, net	347	42	518	91
Loss before income taxes	(24,855)	(4,514)	(50,063)	(16,546)
(Provision for) benefit from income taxes	(3)	21	(3)	(53)
Net loss	$(24,858)	$(4,493)	$(50,066)	$(16,599)

Net loss per common share – basic and diluted	$(0.28)	$(0.09)	$(0.57)	$(0.37)
Weighted average number of common shares outstanding – basic and diluted	87,839,804	48,524,511	87,775,440	45,088,434

Consolidated Balance Sheets

(In thousands)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$104,582	$142,745
Marketable securities	311,774	342,510
Accounts receivable	2,000	2,000
Restricted cash	567	567
Prepaid expenses and other current assets	17,162	4,516
Total current assets	436,085	492,338
Property and equipment, net	8,359	4,832
Operating lease right-of-use assets	520	1,254
Restricted cash, net of current portion	3,423	1,712
Other assets	12	19
Total assets	$448,399	$500,155
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,693	$3,226
Accrued expenses and other current liabilities	14,161	9,887
Operating lease liabilities	629	1,503
Deferred revenue	28,200	26,022
Income tax payable	1	52
Total current liabilities	44,684	40,690
Deferred revenue, net of current portion	105,011	114,718
Total liabilities	149,695	155,408
Total stockholders’ equity	298,704	344,747
Total liabilities and stockholders’ equity	$448,399	$500,155